                                                                  EXHIBIT 10.28

                              TERM CREDIT AGREEMENT

                           DATED AS OF AUGUST 19, 2002

                  TELECOMUNICACIONES DE PUERTO RICO, INC., a Puerto Rico corporation (the "Borrower"), PUERTO RICO TELEPHONE COMPANY, INC., a Puerto Rico corporation ("PRTC" or the "Guarantor"), THE BANK OF NOVA SCOTIA, a Canada banking corporation with a branch in Puerto Rico ("BNS" or the "Lender"), and BNS, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), agree as follows:

                                   ARTICLE I.

                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION 1.01 Certain Defined Terms. As used in this Agreement (as defined below), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Administrative Agent's Account" means the account of the Administrative Agent maintained by the Administrative Agent at Bank One New York, ABA No.026-009-797, Account No. 105873.

         "Advance" means the Term Credit Advance.

         "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

         "Agreement" means this Term Credit Agreement dated as of August 19, 2002 by and among the Borrower, the Guarantor, the Lenders, and BNS, as administrative agent for the Lenders, as may be amended from time-to-time.

         "ANZ Credit Agreement" means that certain Term Credit Agreement dated as of June 24, 2002, among the Borrower, the Guarantor, Australia and New Zealand Banking Group Limited, ("ANZ"), as administrative agent, ANZ as arranger, and the lenders party thereto.

         "ANZ Indebtedness" means that certain credit facility in a maximum aggregate principal amount of $50,000,000 extended to the Borrower pursuant to the ANZ Credit Agreement for working capital and other general corporate purposes of the Borrower.

         "Applicable Margin" means, as of any date, a percentage per annum determined by reference to the Performance Level in effect on such date as set forth below:

--------------------------------
PERFORMANCE          APPLICABLE
   LEVEL               MARGIN
--------------------------------
  Level I              0.85%
--------------------------------
  Level II             1.00%
--------------------------------
  Level III            1.20%
--------------------------------
  Level IV             1.40%
--------------------------------
  Level V              2.00%
--------------------------------

         "Assignment and Acceptance" has the meaning assigned to that term in
Section 9.07.

         "Base Rate Advance" means a Term Credit Advance that bears interest based upon the BNS Base Rate as provided in Section 2.06(a)(i).

         "BBVA Credit Agreement" means that certain Term Credit Agreement dated as of May 16, 2002, among the Borrower, the Guarantor, Banco Bilbao Vizcaya Argentaria Puerto Rico, as administrative agent, and the lenders party thereto.

         "BBVA Indebtedness" means that certain credit facility in a maximum aggregate principal amount of up to $50,000,000 extended to the Borrower pursuant to the BBVA Credit Agreement for working capital and other general corporate purposes of the Borrower, as the same may be amended or refinanced from time to time.

         "BNS Base Rate" means a fluctuating interest rate per annum in effect from time-to-time, which rate per annum shall be, for any day, the higher of (i) the sum of (x) the Federal Funds Rate and (y) .50% and (ii) the BNS Prime Lending Rate.

         "BNS Prime Lending Rate" means a variable per annum reference rate of interest (as announced and adjusted by BNS from time-to-time) for United States dollar loans made by Lender in the United States and Puerto Rico. No representation is made by BNS that the said rate is the lowest or most favored rate offered by BNS or Scotiabank de Puerto Rico.

         "Bonds" means the following series of notes issued by the Borrower: (i) $400,000,000 of 6.65% Senior Notes due 2006 and (ii) $300,000,000 of 6.80%
Senior Notes due 2009.

         "Borrower" has the meaning specified in the recital of parties.

         "Borrower's Account" means the account of the Borrower maintained by the Borrower at Banco Popular de Puerto Rico with its office at Popular Center, Hato Rey, Puerto Rico, ABA No. 021-502-011, Account No. 030-30366-4.

         "Borrowing" means the Term Credit Borrowing.

         "BPOP Credit Agreement" means that certain Revolving Credit Agreement dated as of May 16, 2002, among the Borrower, the Guarantor, Banco Popular de Puerto Rico, as administrative agent, and the lenders party thereto.

         "BPOP Indebtedness" means those certain revolving credit facilities in a maximum aggregate principal amount of up to $90,000,000 extended to the Borrower pursuant to the BPOP Credit Agreement for working capital and other general corporate purposes of the Borrower, as the same may be amended or refinanced from time to time.

         "Business Day" means a day of the year on which Lender's Puerto Rico branch is open for business with the public in general; provided, however, that if the applicable Business Day relates to any LIBOR Rate Advances, "Business Day" means a day of the year on which Lender's Puerto Rico branch is open for business with the public in general and on which dealings are carried on in the London interbank market.

         "Citibank Credit Agreement" means that certain Five-Year Credit Agreement dated as of March 2, 1999 among the Borrower, Citibank, N.A., as administrative agent, the lenders party thereto, Bank of America National Trust and Savings Association, as syndication agent, and The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York, as documentation agents.

         "Citibank Indebtedness" means those certain revolving credit facilities in a maximum aggregate principal amount of up to $500,000,000 extended to the Borrower pursuant to the Citibank Revolving Credit Agreement.

         "Commercial Paper Program" means the commercial paper program of the Borrower established pursuant to the Issuing and Paying Agent Agreement with the Chase Manhattan Bank, whereby the Borrower may issue at any one time up to $500,000,000 principal amount of short term notes having maturities of up to one year

         "Commercial Paper Program Guaranty" means that certain Joint and Several Guaranty by Puerto Rico Telephone Company, Inc. and Celulares Telefonica, Inc. in favor of the Holders of Notes Issued by Telecomunicaciones de Puerto Rico, Inc. Under a Certain Commercial Paper Program dated November 9, 2000, whereby the Guarantor guarantees the payment of principal and interest due by the Borrower under the notes issued pursuant to the Commercial Paper Program.

         "Commitment" has the meaning specified in Section 2.01.

         "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

         "Consolidated Assets" means the total assets of the Borrower and its Subsidiaries as shown on the audited Consolidated balance sheet or unaudited Consolidated balance sheet, as the case may be, as of the end of the most recent fiscal quarter.

         "Controlling Interest" means (a) ownership of at least 35% plus one share of the Voting Stock of the Borrower and (b) the ability to appoint a majority of the Board of Directors of the Borrower.

         "Convert", "Conversion" and "Converted" each refers to a conversion of Term Credit Advances of one Type into Term Credit Advances of the other Type pursuant to Section 2.07 or 2.08.

         "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business for which collection proceedings have not been commenced, provided that trade payables for which collection proceedings have commenced shall not be included in the term "Debt" so long as the payment of such trade payables is being contested in good faith and by proper proceedings and for which appropriate reserves are being maintained), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other similar title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through
(g) above or clause (i) or (j) below guaranteed directly, or indirectly through a Subsidiary, by such Person, or in effect guaranteed directly, or indirectly through a Subsidiary, by such Person through a written agreement either (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, or (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt and (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and interest.

         "Debt to EBITDA Ratio" of any Person at any date means the ratio of (a) Debt of the types that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person on such date to (b) EBITDA for the period of four fiscal quarters of such Person ended on or immediately prior to such date, provided that for purposes of clause (a) of this definition, Debt shall not include (1) the obligations specified in clause (g) of the definition thereof set forth above or (2) with respect to the Borrower, any obligations which may be assumed by the Borrower for guaranties of any indebtedness of the Borrower's employee stock ownership plan up to an aggregate principal amount of $26,100,000.

         "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

         "Disclosed Litigation" has the meaning specified in Section 3.01(b).

         "EBITDA" of the Borrower and for the relevant period, means the sum, determined on a Consolidated basis, of the Borrower's (i) net income (or net loss), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, and (vi) non-cash severance charges in an aggregate amount not to exceed $40,000,000 in calendar year 2002.

         "EBITDA to Interest Ratio" of any Person on any date means the ratio of
(a) EBITDA for the period of four fiscal quarters of such Person ended on or immediately prior to such date to (b) interest payable on, and amortization of debt discount in respect of, all Debt of such Person for the period of four fiscal quarters of such Person ended on or immediately prior to such date, provided that for purposes of clause (b) of this definition, Debt shall not include the obligations specified in clause (g) of the definition thereof set forth above.

         "Effective Date" has the meaning specified in Section 3.01.

         "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender that is a financial institution and is majority-owned by such Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, or the Commonwealth of Puerto Rico, and having total assets in excess of $5,000,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, or the Commonwealth of Puerto Rico, and having total assets in excess of $5,000,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $5,000,000,000 so long as such bank is acting through a branch or agency located in the Commonwealth of Puerto Rico, the United States or in the country in which it is organized or another country that is described in this clause (v); (vi) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; or (vii) any other Person approved by the Agent and, so long as no Default has occurred and is continuing, the Borrower, such approval not to be unreasonably withheld; provided, however, that neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee

         "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

         "Environmental Law" means any federal, state, local (including the Commonwealth of Puerto Rico) or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials and including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act, each as amended from time-to-time.

         "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time-to-time, and the regulations promulgated and rulings issued thereunder.

         "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Loan Parties' controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

         "ERISA Event" means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any of the Loan Parties or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any of the Loan Parties or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the imposition of a lien under
Section 302(f) of ERISA with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to
Section 307 of ERISA; (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that is reasonably expected to result in the termination of, or the appointment of a trustee to administer, a Plan; or engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA.

         "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time-to-time.

         "Eurodollar Rate Reserve Percentage" of any Lender for any Advance means the reserve percentage applicable during the relevant Interest Period under regulations issued from time-to-time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

         "Events of Default" has the meaning specified in Section 6.01.

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

         "GAAP" means (a) in the case of the preparation of all financial reporting requirements, generally accepted accounting principles in the United States, as in effect from time-to-time, and (b) in the case of the calculation, certification and compliance with all financial tests and covenants, generally accepted accounting principles in the United States, as in effect on the date of the financial statements delivered to each Lender in accordance with Section 4.01(e), in each case applied on a consistent basis both as to classification of items and amounts.

         "GITI" means GTE International Telecommunications Incorporated, a Delaware corporation.

         "Guaranteed Obligations" has the meaning specified in Section 7.01.

         "Guarantor" has the meaning specified in the recital of parties to this Agreement.

         "Guaranty" has the meaning specified in Section 7.01.

         "Hazardous Materials" means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

         "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

         "HSBC Term Credit Agreement" means that certain Term Credit Agreement dated as of May 31, 2002, among the Borrower, the Guarantor, and the lenders party thereto.

         "HSBC Indebtedness" means that certain term credit facility in a maximum aggregate principal amount of up to $50,000,000 extended to the Borrower pursuant to the HSBC Term Credit Agreement for working capital and other general corporate purposes of the Borrower, as the same may be refinanced from time to time.

         "Interest Period" means, for each LIBOR Rate Advance comprising part of the same Term Credit Borrowing, the period commencing on the date of such LIBOR Rate Advance or the date of the Conversion of any Base Rate Advance into such LIBOR Rate Advance and ending on the last day of the period selected by the borrower pursuant to the provisions below and, thereafter, with respect to such LIBOR Rate Advance, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be for monthly periods of one, two, three or six months (or any other period agreed by the Borrower, the Administrative Agent and the Lenders), as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City Time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                  (a) the Borrower may not select any Interest Period that ends after the Termination Date;

                  (b) Interest Periods commencing on the same date for LIBOR Rate Advances comprising part of the same Term Credit Borrowing shall be of the same duration;

                  (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                  (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time-to-time, and the regulations promulgated and rulings issued thereunder.

         "Lenders" means the Lender and each Person that shall become a party hereto, pursuant to Section 9.07.

         "Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Lending Office" opposite its name on Schedule I hereto or opposite its name in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time-to-time specify to the Borrower and the Administrative Agent.

         "LIBOR Rate" means, for any Interest Period for each Advance comprising part of the same Term Credit Borrowing, (i) the rate per annum equal to the average (rounded upwards, if necessary to the nearest 1/100 of 1%) of the offered rates which appear on Moneyline Telerate Page 3750, British Bankers Association Interest Settlement Rates (or such other system for the purpose of displaying rates of leading reference banks in the London interbank market, as designated by the Administrative Agent) as of 11:00 a.m. (London time) for deposits in U.S. dollars on the day two (2) Business Days prior to the first day of such Interest Period in an amount approximately equal to the principal amount of the Advance to which such Interest Period is to apply and for a period of time comparable to such Interest Period, or, (ii) if such mechanism for determining the applicable LIBOR Rate is not available, a rate of interest equal to the rate per annum at which United States dollar deposits are offered by the principal office of The Bank of Nova Scotia in London, England, to prime banks in the London interbank market at 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Advance to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

         "LIBOR Rate Advance" means a Term Credit Advance that bears interest as provided in Section 2.06(a)(ii).

         "Lien" means any lien, security interest or other charge or encumbrance of any kind.

         "Loan Documents" means this Agreement, the Term Credit Notes, and, on and after the date of delivery thereof, each guarantee, mortgage, pledge, assignment or other security instrument required to be delivered under the terms of this Agreement or any other Loan Document, in each case as amended or otherwise modified from time-to-time.

         "Loan Party" means each of the Borrower, the Guarantor and each other Person (other than the Administrative Agent or any Lender) which is or becomes or, under the terms of any Loan Document, is required to become a party to a Loan Document.

         "Majority Lenders" means at any time Lenders holding at least 75% of the then aggregate unpaid principal amount of the Notes held by Lenders, or, if no such principal amount is then outstanding, Lenders having at least 75% of the Commitments.

         "Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any Loan Party and its Subsidiaries taken as a whole.

         "Material Adverse Effect" means a material adverse effect on (a) the ability of any Loan Party to conduct its business on substantially the same basis as conducted on the Effective Date, (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (c) the ability of any Loan Party to service its Debt obligations on a timely basis.

         "Moody's" means Moody's Investors Service, Inc.

         "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

         "Multiple Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than such Loan Party and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

         "Note" means a Term Credit Note.

         "Notice of Term Credit Borrowing" has the meaning specified in Section 2.02(a).

         "Other Taxes" has the meaning specified in Section 2.13(b).

         "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

         "Performance Level" means, as of any date of determination, the level set forth below as then in effect for the Borrower, as determined in accordance with the following provisions of this definition:

--------------------------------------------------------------------------
                                         PUBLIC
                                          DEBT
                                         RATING
--------------------------------------------------------------------------
PERFORMANCE
   LEVEL                   S & P                              MOODY'S
--------------------------------------------------------------------------
   Level I             A- or higher        and            Baa1 or higher
                      BBB+ or higher       and             A3 or higher
--------------------------------------------------------------------------
   Level II           BBB+ or higher       and            Baa2 or higher
                      BBB or higher        and            Baa1 or higher
--------------------------------------------------------------------------
   Level III          BBB or higher        and            Baa3 or higher
                      BBB- or higher       and            Baa2 or higher
--------------------------------------------------------------------------
   Level IV           BBB- or higher       and            Baa3 or higher
--------------------------------------------------------------------------
   Level V           lower than BBB-        or            lower than Baa3
--------------------------------------------------------------------------

;provided, however, that in the event of split ratings in which the rating from one of the agencies is more than one level higher than the rating from the other rating agency, the Performance Level will be the level which is immediately above the Performance Level corresponding to the lower of the two ratings.

         "Permitted Liens" means, with respect to any Person, (a) Liens for taxes, assessments and governmental charges and levies to the extent not required to be paid under Section 5.01(b) hereof; (b) pledges or deposits to secure obligations under workers' compensation laws or similar legislation; (c) pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which such Person is a party; (d) deposits to secure public or statutory obligations of such Person; (e) materialmen's, mechanics', carriers', workers', repairmen's or other like Liens in the ordinary course of business, or deposits to obtain the release of such Liens to the extent such Liens, in the aggregate, would not have a Material Adverse Effect; (f) deposits to secure surety and appeal bonds to which such Person is a party; (g) other pledges or deposits for similar purposes in the ordinary course of business; (h) Liens created by or resulting from any litigation or legal proceeding which at the time is currently being contested in good faith by appropriate proceedings;

(i) leases existing on property acquired, in the ordinary course of business; (j) landlord's Liens under leases to which such Person is a party; (k) zoning restrictions, easements, licenses, and restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of such Person or the value of such property for the purpose of such business; and (l) bankers' liens, rights of set-off or analogous rights granted or arising by operation of law to any deposits held by or other indebtedness owing by any lender or any affiliate thereof to or for the credit or account of such person.

         "Permitted Receivables Financing" means any financing pursuant to which the Borrower or any Subsidiary of the Borrower may sell, convey, or otherwise transfer to a Receivables Subsidiary or any other Person (in the case of transfer by a Receivables Subsidiary), or grant a security interest in, any accounts receivable (and related assets) of the Borrower or such Subsidiary, provided that such financing shall be on customary market terms and shall be non-recourse to the Borrower and its Subsidiaries (other than the Receivables Subsidiary) except to a limited extent customary for such transactions. The grant of a security interest in any accounts receivable of the Borrower or any Subsidiary of the Borrower (other than a Receivables Subsidiary) to secure Debt under any credit facility shall not be deemed a Permitted Receivables Financing.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

         "Plan" means a Single Employer Plan or a Multiple Employer Plan.

         "Property" means with respect to any Person any right or interest in or to property of any kind whatsoever, whether real, personal (including, without limitation, cash) or mixed or whether tangible or intangible of such Person.

         "Purchase" means the acquisition by GITI, directly or indirectly, of the Controlling Interest.

         "Receivables Subsidiary" means a bankruptcy-remote, special-purpose wholly owned Subsidiary formed in connection with a Permitted Receivables Financing.

         "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc.

         "Significant Subsidiary" means at any time any Subsidiary, other than a Receivables Subsidiary, the assets of which, in the aggregate, exceed five percent (5%) of the Consolidated Assets, determined in accordance with GAAP.

         "Single Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

         "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability after taking into account any indemnification pursuant to the terms of the Stock Purchase Agreement and any other agreements entered into in connection therewith.

         "Stock Purchase Agreement" means the Amended and Restated Stock Purchase Agreement dated as of May 27, 1998, as amended and restated as of July 21, 1998 and as further amended from time-to-time on or before the Effective Date, among Puerto Rico Telephone Authority, Puerto Rico Telephone Company, GTE Holdings (Puerto Rico) LLC and GITI.

         "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

         "Subsidiary Existing Debt" has the meaning specified in Section
5.02(d).

         "Taxes" has the meaning specified in Section 2.13(a).

         "Term Credit Advance" means an advance by a Lender to the Borrower as part of a Term Credit Borrowing and refers to a Base Rate Advance or a LIBOR Rate Advance.

         "Term Credit Borrowing" means the borrowing consisting of simultaneous Term Credit Advances made by each of the Lenders pursuant to Section 2.01.

         "Term Credit Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Term Credit Advance made by such Lender.

         "Termination Date" means the earlier of (a) August 19, 2005 and (b) the date of termination in whole of the Commitments pursuant to Section 6.01.

         "Type" means, as to any Term Credit Advance, whether such Advance is a Base Rate Advance or a LIBOR Rate Advance, each of which shall constitute a type of Advance under this Agreement.

         "Verizon" means Verizon Communications, Inc., a Delaware corporation.

         "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

         SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

         SECTION 1.03 Accounting Terms. All terms of an accounting or financial nature not specifically defined herein shall be construed in accordance with GAAP.

                                   ARTICLE II.

                        AMOUNTS AND TERMS OF THE ADVANCES

         SECTION 2.01 The Term Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make one Term Credit Advance to the Borrower on the Effective Date in the aggregate amount set forth opposite such Lender's name on the signature pages hereof, as such amount may be reduced pursuant to Section 2.04 (such Lender's "Commitment"). Within the limits of this
Section 2.01, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.09 and may Convert Borrowings of one Type into Borrowings of another Type as provided for in Section 2.08, provided, however, that any amounts repaid or prepaid may not be reborrowed.

         SECTION 2.02 Making the Term Credit Advances.

                  (a) The Term Credit Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City Time) on the third Business Day prior to the Effective Date by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. The notice of the Term Credit Borrowing (the "Notice of Term Credit Borrowing") shall be by telephone, confirmed immediately in writing or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of the Term Credit Borrowing, (ii) Type of Advances comprising the Term Credit Borrowing, (iii) aggregate amount of the Term Credit Borrowing, and (iv) in the case the Term Credit Borrowing consists of LIBOR Rate Advances, initial Interest Period for each Term Credit Advance. Each Lender shall, before 12:00 noon (New York City
Time) on the Effective Date, make available for the account of its Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of the Term Credit Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Borrower's Account.

                  (b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select LIBOR Rate Advance for the Term Credit Borrowing if the aggregate obligation of the Lenders to make LIBOR Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11.

                  (c) The Notice of Term Credit Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Term Credit Borrowing for the Term Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Term Credit Advance to be made by such Lender as part of the Term Credit Borrowing when such Term Credit Advance, as a result of such failure, is not made on such date.

                  (d) Unless the Administrative Agent shall have received notice from a Lender prior to the time of the Term Credit Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of the Term Credit Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the Effective Date in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Term Credit Advances comprising such Term Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Term Credit Advance as part of such Term Credit Borrowing for purposes of this Agreement and the Borrower shall be relieved of its obligations to repay such amount under this Section 2.02(d).

                  (e) The failure of any Lender to make the Term Credit Advance to be made by it as part of the Term Credit Borrowing shall not relieve the other Lender of its obligation hereunder to make its Term Credit Advance on the Effective Date, but no Lender shall be responsible for the failure of the other Lender to make the Term Credit Advance to be made by such other Lender on the Effective Date.

         SECTION 2.03 Arrangement Fee. The Borrower agrees to pay to the Administrative Agent for the account of BNS an arrangement fee equal to 0.25% on the Effective Date.

         SECTION 2.04 Reduction of the Commitments. On the date of the Borrowing, after giving effect to the Borrowing on such date, the aggregate unused Commitments of the Lenders shall be automatically and permanently reduced to zero.

         SECTION 2.05 Repayment of Term Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Term Credit Advances then outstanding.

         SECTION 2.06 Interest.

                  (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of the Term Credit Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                           (i) Base Rate Advances. During such periods as such Term Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the BNS Base Rate in effect from time-to-time plus (y) the Applicable Margin, payable in arrears quarterly on the last day of each March, June, September and December during such periods, and on the date such Base Rate Advance shall be Converted or paid in full.

                           (ii) LIBOR Rate Advances. During such periods as such Term Credit Advance is a LIBOR Rate Advance, a rate per annum equal at all times during each Interest Period for such Term Credit Advance to the sum of (x) the LIBOR Rate for such Interest Period for such Term Credit Advance, plus (y) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such LIBOR Rate Advance shall be Converted or paid in full.

                  (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on (i) the unpaid principal amount of the Term Credit Advance owing to each Lender, payable in arrears on the date such amount shall be paid in full and on demand at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Term Credit Advance pursuant to clause (a)(i) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Term Credit Advances pursuant to clause (a)(i) above.

         SECTION 2.07 Interest Rate Determination.

                  (a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a)(i) or (ii). If, with respect to any LIBOR Rate Advances, any Lender notifies the Administrative Agent that the LIBOR Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lender of making, funding or maintaining their respective LIBOR Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each LIBOR Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Term
Credit Advances into, LIBOR Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                  (b) If the Borrower shall fail to select the duration of any Interest Period for any LIBOR Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01 the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

                  (c) On the date on which the aggregate unpaid principal amount of LIBOR Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances.

                  (d) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(i) each LIBOR Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, continue or to Convert Advances into, LIBOR Rate Advances shall be suspended.

                  (e) If on any date the Administrative Agent is unable to determine the LIBOR Rate for any LIBOR Rate Advances to be made on such date,

                           (i) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such LIBOR Rate Advances,

                           (ii) with respect to LIBOR Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will Continue as a Base Rate Advance), and

                           (iii) the obligation of the Lenders to make LIBOR Rate Advances or to Convert Term Credit Advances into LIBOR Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

         SECTION 2.08 Optional Conversion of Term Credit Advances. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City Time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Term Credit Advances of one Type comprising the same Borrowing into Term Credit Advances of the other Type; provided, however, that any Conversion of LIBOR Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such LIBOR Rate Advances and any Conversion of Base Rate Advances into LIBOR Rate Advances shall be in an amount not less than $1,000,000. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Term Credit Advances to be Converted and (iii) if such Conversion is into LIBOR Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

         SECTION 2.09 Prepayments of Advances. The Borrower may, upon at least five Business Days' notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Term Credit Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b).

         SECTION 2.10 Increased Costs.

                  (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any written guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining LIBOR Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section
2.13 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Lending Office or any political subdivision thereof, then the Borrower shall from time-to-time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost (whether or not such increased costs arise prior to the receipt of written notification from such central bank or other governmental authority); provided that the Borrower shall not be required to pay any such increased costs to the extent such increased costs accrued prior to the date that is six months prior to the date of such notice. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error in the calculation of such amount.

                  (b) If any Lender determines that compliance with any law or regulation or any written guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender (excluding any reserves included in the computation of the LIBOR Rate) and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type (taking into consideration such Lender's policies and the policies of any corporation controlling such Lender with respect to capital adequacy) then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time-to-time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation (whether or not such amounts arise prior to the receipt of written notification from such central bank or other governmental authority) in the light of such circumstances, to the extent that such

Lender reasonably determines such increase in capital to be allocable (in the proportion that such Lender's Commitment hereunder bears to all of such Lender's commitments of this type) to the existence of such Lender's commitment to lend hereunder; provided that the Borrower shall not be required to compensate such Lender to the extent such amounts arose prior to the date that is six months prior to such notice. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error in the calculation of such amounts.

                  (c) Any Lender claiming any additional amounts payable pursuant to this Section 2.10 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize such additional amounts and to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise notably disadvantageous to such Lender. The Borrower shall reimburse such Lender for such Lender's reasonable expenses incurred in connection with such change or in considering such a change in an amount not to exceed the Borrower's pro rata share of such expenses based on such Lender's Commitment and Advances and the total lending commitments and loans of such Lender to its similarly situated customers.

         SECTION 2.11 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority having relevant jurisdiction asserts that it is unlawful, for any Lender or its Lending Office to perform its obligations hereunder to make LIBOR Rate Advances or to fund or maintain LIBOR Rate Advances hereunder, (i) each LIBOR Rate Advance made by such Lender will automatically, upon such demand, Convert into a Base Rate Advance, as the case may be, and (ii) the obligation of such Lender to make LIBOR Rate Advances or to Convert Term Credit Advances into LIBOR Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

         SECTION 2.12 Payments and Computations.

                  (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City Time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent's Account in same day funds. The Administrative Agent will promptly, upon receipt, cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Sections 2.09, 2.10 or 9.04(c) to the Lenders, and like funds relating to the payment of any other amount payable to any Lender, in each case to be applied in accordance with the terms of this Agreement.

                  (b) All computations of interest and of facility fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error in the calculation of such interest rate.

                  (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of LIBOR Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                  (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the time on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

         SECTION 2.13 Taxes.

                  (a) Subject to subsections (e) and (f) below, any and all payments by the Loan Parties hereunder or under the Notes shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto excluding, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). Subject to subsections (e) and (f) below, if any of the Loan Parties shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) such Loan Party shall make such deductions; and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, any such Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof.

                  (b) In addition, the Borrower agrees to pay any stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes as a result of the introduction of or any change in or in the interpretation of any law or regulation after the date hereof (hereinafter referred to as "Other Taxes").

                  (c) Subject to subsections (d), (e) and (f) below, the Borrower shall indemnify each Lender for the full amount of Taxes or Other Taxes (to the extent not previously paid under subsection (a) or (b) above) imposed on or paid by such Lender, and any liability (including penalties, interest and expenses, but excluding any taxes imposed by any jurisdiction on amounts payable under this Section 2.13) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender makes written demand therefor.

                  (d) Notwithstanding anything else contained in this Section 2.13, the Borrower shall only be required to pay additional sums with respect to Taxes, to a Lender pursuant to subsection (a), (b) or (c) above if the obligation to pay such Taxes results from such Lender being subject to any Taxes as a result of: (i) any amendment to the laws (or any regulations thereunder), or any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority adopted or enacted after the date hereof (or in the case of an entity that becomes a Lender after the date hereof, the date such entity becomes a Lender); (ii) an amendment, modification or revocation of any existing applicable tax treaty ratified, enacted or amended after the date hereof (or in the case of an entity that becomes a Lender after the date hereof, the date such entity becomes a Lender); or (iii) the ratification of a new tax treaty ratified after the date hereof (or in the case of an entity that becomes a Lender after the date hereof, the date such entity becomes a Lender).

                  (e) In the event that the Borrower makes an additional payment under Section 2.13(a) or 2.13(c) for the account of any Lender, and such Lender, in its sole opinion, determines that it has finally and irrevocably received or been granted a credit against, or relief or remission from, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender shall, in its sole opinion, have determined is attributable to such deduction or withholding and will leave such Lender (after such payment) in no worse position than it would have been had the Borrower not been required to make such deduction or withholding. Nothing contained herein shall: (i) interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit; or (ii) oblige any Lender to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof; or (iii) require any Lender to take or refrain from taking any action that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled. Each Lender and the Administrative Agent shall reasonably cooperate with the Borrower at the Borrower's written request and sole expense, in contesting any Taxes or Other Taxes the Borrower would bear pursuant to this Section 2.13; provided, however, that: (i) no tax return of such Lender is or would be held open as a result of such contest; (ii) such Lender is not required to reopen a tax year that has already closed; and (iii) such Lender, in the sole opinion of such Lender, shall have determined that such contest will leave such Lender in no worse position than it would have been in had it not contested such Taxes or Other Taxes. Nothing contained herein shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit, if in the sole judgment of such Lender, such contest would be disadvantages to such Lender.

In pursuing a contest in the Lender's name, such Lender will be represented by counsel of such Lender's choice, and will defend against, settle or otherwise control the contest and will not relinquish control or decision making over the contest.

                  (f) Any Lender claiming any additional amounts payable pursuant to this Section 2.13 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize such additional amounts and to change, to the extent such Lender has at such time additional lending offices in existence, its Lending Office, if the making of such a change would avoid the need for, or reduce the amount of, any additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise notably disadvantageous to such Lender. The Borrower shall reimburse such Lender for such Lender's reasonable expenses incurred in connection with such change or in considering such a change in an amount not to exceed the Borrower's pro rata share of such expenses based on such Lender's Term Credit Advance to the Borrower and the total lending commitments and loans of such Lender to its similarly situated customers.

         SECTION 2.14 Use of Proceeds. The proceeds of the Term Credit Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for working capital and general corporate purposes of the Borrower and its Subsidiaries, including the payment or refinancing of other Debt of the Borrower; provided that such proceeds shall not be used for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

         SECTION 2.15 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) hereunder (other than pursuant to Sections 2.10, 2.13, 9.04(c) or 9.07) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of the amount of such Lender's required repayment to the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

                                  ARTICLE III.

                     CONDITIONS TO EFFECTIVENESS AND LENDING

         SECTION 3.01 Conditions Precedent to Effectiveness of Section 2.01.
Section 2.01 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied, provided that such date shall be no later than August 30, 2002:

                  (a) There shall have occurred no Material Adverse Change since December 31, 2001.

                  (b) There shall exist no action, suit, investigation, litigation or proceeding affecting any of the Loan Parties or any of their respective Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on
Schedule 3.01(b) hereto (the "Disclosed Litigation") or (ii) is initiated by any Person other than a Lender in its capacity as a Lender that purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document or the consummation of the transactions contemplated hereby, and there shall have been no material adverse change in the status, or financial effect on any Loan Party, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

                  (c) All governmental and third party consents and approvals necessary in connection with the execution, delivery and performance of this Agreement, the Notes and any other Loan Document shall have been obtained (without the imposition of any conditions that could reasonably be expected to materially adversely affect the ability of any Loan Party to perform its obligations hereunder) and shall remain in effect, and no law or regulation shall be applicable that restrains, prevents or imposes adverse conditions upon the transactions contemplated hereby that could reasonably be expected to materially adversely affect the ability of any Loan Party to perform its obligations hereunder.

                  (d) The Borrower shall have paid all costs and expenses of the Lender in connection with the preparation, negotiation, execution and, if applicable, filing and recording of this Agreement and the other Loan Documents (including the accrued fees and expenses of counsel to BNS) to the extent invoiced and subject to the terms and conditions of Section 9.04(a) herein.

                  (e) The Borrower shall have notified BNS in writing of the proposed Effective Date.

                  (f) On the Effective Date, the following statements shall be true and BNS shall have received a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

                           (i)   The representations and warranties contained in
         Section 4.01 are correct on and as of the Effective Date, and

                           (ii) No event has occurred and is continuing that constitutes a Default.

                  (g) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent and (except for the Term Credit Notes) in sufficient copies for each Lender:

                           1. The Term Credit Notes to the order of the Lenders.

                           2. Certified copies of the resolutions of the Board of Directors of each Loan Party approving the transactions contemplated by this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.

                           3. A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of each Loan Party authorized to sign this Agreement and the Notes and the other Loan Documents to be delivered hereunder.

                           4. A certificate, in substantially the form of Exhibit C hereto, attesting to the Solvency of each Loan Party after giving effect to the Borrowings contemplated hereunder, from the chief financial officer of each such Loan Party.

                           5. A favorable opinion of Jose Arroyo, Esq., Vice President, General Counsel for the Loan Parties, substantially in the form of Exhibit D hereto.

                                   ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01 Representations and Warranties of the Borrower. In order to induce the Lenders to make the Term Credit Advances hereunder, the Borrower makes the following representations and warranties to the Lenders:

                  (a) Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) The execution, delivery and performance by each Loan Party of this Agreement and the Notes executed by it and the consummation of the transactions contemplated hereby, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Loan Party's charter or by-laws (or other equivalent organizational documents) or (ii) any law or any material contractual restriction binding on or affecting such Loan Party or, to the knowledge of such Loan Party's chief executive officer, chief financial officer, treasurer or controller or any vice president, any other contract the breach of which would limit the ability of any Loan Party to perform its obligations under this Agreement or the Notes. No Loan Party nor any Subsidiary of a Loan Party is in violation of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to it, or in breach of any indenture, agreement, lease or instrument, the violation or breach of which is reasonably likely to have a Material Adverse Effect.

                  (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of this Agreement or the Notes.

                  (d) This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement has been duly executed and delivered by the Guarantor. Assuming that this Agreement has been duly executed by the Administrative Agent and each of the Lenders, this Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms. Assuming that this Agreement has been duly executed by the Administrative Agent and each of the Lenders, this Agreement is the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

                  (e) The Consolidated balance sheet of the Borrower (or its predecessor entities) and its Subsidiaries as of December 31, 2001, and the related Consolidated statements of income and cash flows of the Borrower (or its predecessor entities) and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants, copies of which have been furnished to each Lender, fairly and accurately represent the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.

                  (f) There is no pending or (to the knowledge of any Loan Party) threatened action or proceeding, including, without limitation, any Environmental Action, affecting any Loan Party or any of its Subsidiaries before any court, governmental agency or arbitrator that is initiated by any Person other than a Lender in its capacity as a Lender that purports to affect the legality, validity or enforceability of this Agreement or any Note.

                  (g) Neither the Borrower nor any of its Subsidiaries is an Investment Company, as such term is defined in the Investment Company Act of 1940, as amended.

                  (h) No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

                  (i) As of the date hereof, the Borrower has no direct or indirect Significant Subsidiaries, except as set forth in Schedule 4.01(i).

                  (j) The Borrower and the Guarantor are Solvent.

                  (k) Each Loan Party and each of its respective Subsidiaries have filed all federal, state, commonwealth and local tax returns required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or have provided adequate reserves therefor; no unpaid or uncontested assessments have been made against any Loan Party or any Subsidiary of any Loan Party by any taxing authority, nor has any unpaid or uncontested penalty or deficiency been assessed by any such authority, and all contested assessments have been disclosed to the Administrative Agent and adequate reserves have been made therefor. Such tax returns properly reflect the income and taxes of each respective Loan Party and its Subsidiaries for the periods covered thereby, subject only to reasonable adjustments required by the corresponding taxing authorities upon audit or other adjustments not reasonably likely to have a Material Adverse Effect.

                  (l) No Loan Party is subject to any labor dispute with its employees which is reasonably likely to have a Material Adverse Effect.

                  (m) No written information, exhibit or report furnished by any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact necessary to make the statements contained therein not misleading.

                  (n) The operations and properties of each Loan Party comply in all material respects with all applicable Environmental Laws; all necessary Environmental Permits have been obtained and are in effect for the operations and properties of each Loan Party, and each Loan Party is in compliance in all material respects with all such Environmental Permits; none of the operations or properties of any Loan Party is subject to any Environmental Action alleging the violation of any Environmental Law; none of the operations of any Loan Party are the subject of a federal, state, commonwealth or local investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or any other substance into the environment, which Environmental Action or remedial action is reasonably likely to have a Material Adverse Effect.

                  (o) (i) The obligations of the Loan Parties hereunder and under the Notes, and the obligations of the Loan Parties under the Commercial Paper Program, the ANZ Indebtedness, the HSBC Indebtedness, the Citibank Indebtedness, the BPOP Indebtedness and the BBVA Indebtedness are of equal priority (pari passu); and (ii) except for any rights to set-off in favor of the agent(s) or the lenders under Section 9.05 of the Citibank Credit Agreement, Section 9.05 of the ANZ Agreement, Section 9.05 of the BPOP Credit Agreement, Section 9.05 of the BBVA Credit Agreement and Section 8.05 of the HSBC Credit Agreement, no Lien over any Property of the Loan Parties has been granted in favor of the lenders party to such agreement, as security for the obligations of the Borrower and its Subsidiaries under the Commercial Paper Program, the ANZ Indebtedness, the HSBC Indebtedness, the Citibank Indebtedness, the BPOP Indebtedness and the BBVA Indebtedness.

                                   ARTICLE V.

                         COVENANTS OF THE LOAN PARTIES

         SECTION 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have a Commitment hereunder, each Loan Party will:

                  (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect.

                  (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither any Loan Party nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and the aggregate of such Liens would have a Material Adverse Effect.

                  (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties as such Loan Party and such Subsidiaries in the same general areas in which such Loan Party or such Subsidiary operates; provided, however, that such Loan Party and its Subsidiaries may self insure to the extent consistent with prudent business practice.

                  (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that each Loan Party and its Subsidiaries may consummate any transaction permitted under Section 5.02(b) and provided further that neither any Loan Party nor any of its Subsidiaries shall be required to preserve any right or franchise if the senior management of such Loan Party or of such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Loan Party or such Subsidiary or to the interests of the Lenders.

                  (e) Visitation Rights. During normal business hours and upon reasonable notice from time-to-time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of (excluding any confidential information), and visit the properties of, such Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party and any of its Subsidiaries with the appropriate representatives of such Loan Party and together with the appropriate representatives of such Loan Party's independent certified public accountants.

                  (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with GAAP, consistently applied.

                  (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and in material compliance with all applicable standards and rules imposed by all governmental authorities with jurisdiction.

                  (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates, other than another Loan Party, (i) on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate except where the failure to do so, in the aggregate, would not have a Material Adverse Effect, (ii) as required by the Federal Communications Commission's rules and regulations for transactions among affiliates or (iii) as contemplated by the Management Agreement and the Technology Transfer Agreement (each such agreement as defined in the Stock Purchase Agreement).

                  (i) Reporting Requirements. Furnish to the Administrative Agent with sufficient copies for distribution to the Lenders:

                           (i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, treasurer or controller of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer, treasurer or controller of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation showing the calculations used for purposes of Section 5.03;

                           (ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audited report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Majority Lenders by Ernst & Young LLP or other independent public accountants of nationally recognized standing, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with
         Section 5.03, a statement of reconciliation showing the calculations used for purposes of Section 5.03;

                           (iii) as soon as possible and in any event within five Business Days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer, treasurer or controller of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

                           (iv) promptly after the sending or filing thereof, copies of any quarterly and annual reports and proxy solicitations that any Loan Party sends to any of its security holders, and copies of any reports on Form 8-K that such Loan Party files with the Securities and Exchange Commission (other than reports on Form 8-K filed solely for the purpose of incorporating exhibits into a registration statement previously filed with the Securities and Exchange Commission);

                           (v) prompt notice of all actions and proceedings before any court, governmental agency or arbitrator affecting any Loan Party or any of its Subsidiaries of the type described in
         Section 3.01(b); and

                           (vi) such other information respecting any Loan Party or any of its Subsidiaries as any Lender through the Administrative Agent may from time-to-time reasonably request.

                  (j) Payment of Taxes, Etc. File, and cause its Subsidiaries to file, all federal, state, commonwealth and local tax returns and other reports required by law to be filed; maintain, and cause its Subsidiaries to maintain, adequate reserves for the payment of all taxes, assessments, governmental charges and levies imposed upon such Loan Party and its Subsidiaries, their income or their profits; pay and discharge, and cause its Subsidiaries to pay and discharge, all such taxes, assessments, governmental charges and levies imposed upon such Loan Party and any of its Subsidiaries or against their respective properties prior to the date on which penalties accrue, except to the extent that the same may be contested by such Loan Party or such Subsidiary, as the case may be, in good faith by appropriate proceedings and adequate reserves have been made therefor, unless and until a Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

                  (k) Solvency. Continue, and cause each of its Subsidiaries, to be Solvent.

                  (l) Environmental Matters. Conduct its business and that of its Subsidiaries so as to comply in all material respects with all applicable Environmental Laws and Environmental Permits; provided, however, that nothing contained in this subsection shall prohibit such Loan Party from contesting, in good faith by appropriate legal proceedings, any such Environmental Law or Environmental Permit or the interpretation or application thereof.

                  (m) Certain Obligations Respecting Subsidiaries. The Borrower will take such action, and will cause each of its Significant Subsidiaries and any Significant Subsidiary formed with the intent of merging with or into a Person that will be a Significant Subsidiary subject to this provision to take such action, from time-to-time as shall be necessary to ensure that all Significant Subsidiaries of the Borrower are party to, as Loan Parties, the Guaranty provided in Article VII hereof. Without limiting the generality of the foregoing, in the event that the Borrower or any of its Significant Subsidiaries shall form or acquire any new Significant Subsidiary, the Borrower or the respective Significant Subsidiary will cause such new Significant Subsidiary to (A) become a party hereto and to the Guaranty pursuant to a written instrument in form and substance satisfactory to the Administrative Agent, and (B) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents relating to the foregoing as is consistent with those delivered by each Loan Party pursuant to Article III hereof, or as any Lender or the Administrative Agent shall have reasonably requested.

                  (n) Pari passu Status. So long as any Commitments are available, or any amounts under the Notes are outstanding hereunder, (i) the obligations of the Loan Parties hereunder and under the Notes shall remain of equal priority (pari passu) with the obligations of the Loan Parties under the ANZ Indebtedness, the Citibank Indebtedness, the BBVA Indebtedness, the BPOP Indebtedness, the HSBC Indebtedness and the notes issued under the Commercial Paper Program and under any other senior unsecured Debt of any such Loan Party and (ii) the Loan Parties will notify the Administrative Agent of any material amendments or modifications to the financial covenants set forth in the legal documentation evidencing each of the ANZ Indebtedness, the HSBC Indebtedness, the Citibank Indebtedness, the BPOP Indebtedness or the BBVA Indebtedness and will, upon the Administrative Agent's request, amend this Agreement to include such amendments or modifications.

                  (o) Further Assurances. The Borrower will execute, acknowledge where appropriate, and deliver, and cause to be executed, acknowledged where appropriate, and delivered, from time-to-time, promptly at the request of any of the Lenders, all such instruments and documents as in the reasonable opinion of such Lender are necessary to carry out the intent and purpose of this Agreement and the Notes.

         SECTION 5.02 Negative Covenants. So long as any Advance shall remain unpaid, the Borrower will not:

                  (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign for security purposes (but not in connection with a bona fide sale thereof), or permit any of its Subsidiaries to assign for security purposes (but not in connection with a bona fide sale thereof), any right to receive income; provided that nothing in this Section 5.02 shall be construed to prevent or restrict the following:

                           (i)   Permitted Liens,

                           (ii) purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition or conditional sales or other similar title retention agreements with respect to property hereafter acquired or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

                           (iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

                           (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any of its Subsidiaries; provided that any such Liens that were created during the period immediately prior to such merger, consolidation or acquisition were created in the ordinary course of business of such Person and the Debt secured by such Liens does not exceed the fair market value of the assets (including intangible assets) of such Person so merged into or consolidated with the Borrower or any of its Subsidiaries,

                           (v) the replacement, extension or renewal of any Lien permitted by clauses (iii) and (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or extension of the final maturity date) of the Debt secured thereby,

                           (vi) Liens not otherwise permitted pursuant to clauses (i) through (v) above securing obligations not to exceed at any one time the amount of $10,000,000, and

                           (vii) Liens on property of a Receivables Subsidiary created in connection with a Permitted Receivables Financing.

                  (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower may merge into or dispose of assets to the Borrower, and (iii) the Borrower may merge with any Subsidiary of Verizon so long as the surviving corporation assumes to the reasonable satisfaction of the Administrative Agent all obligations of the Borrower hereunder and under the Notes, and the Guarantor confirms in writing its guarantee obligations hereunder upon the occurrence of and following such merger and provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom; provided, further that, in the event of a transaction contemplated by clause
(iii) above, (a) the surviving entity shall have debt with a long term senior unsecured rating given by Moody's and/or S&P at least equal to the rating of the debt of the Borrower immediately prior to the announcement of such transaction or, otherwise, a credit standing acceptable to the Administrative Agent and (b) the Administrative Agent shall have the right to request a legal opinion stating that such merger complies with the provisions of this Agreement and that the obligations thereunder have been validly assumed by the surviving entity.

                  (c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except (i) as required or permitted by generally accepted accounting principles or (ii) where the effect of such change, together with all other changes in accounting policies or reporting practices made pursuant to this clause (ii) since the Effective Date, is immaterial to the Borrower and its Subsidiaries taken as a whole.

                  (d) Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

                           (i) Debt owed to the Borrower or to a wholly owned Subsidiary of the Borrower (it being understood that such Debt includes any Debt incurred (A) in connection with the Purchase and
         (B) under any contribution agreement entered into by and among the Borrower and the Guarantor in connection with the Purchase, the Bonds and any of the Subsidiary Existing Debt);

                           (ii) Debt which may be incurred in connection with the Subsidiaries' guarantee of the Bonds or any refunding or refinancing, in whole or in part, of the Bonds;

                           (iii) Debt which may be borrowed and outstanding from time-to-time under the credit agreements existing or contemplated on and as of the Effective Date and described on
         Schedule 5.02(d) hereto (the "Subsidiary Existing Debt"), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Subsidiary Existing Debt, provided that the principal amount of such Subsidiary Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing;

                           (iv) unsecured Debt incurred in the ordinary course of business aggregating for the Guarantor not more than $75,000,000 at any one time outstanding;

                           (v)    Debt in respect of operating leases;

                           (vi) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

                           (vii) Debt incurred by a Receivables Subsidiary created in connection with a Permitted Receivables Financing; and

                           (viii) Debt which may be incurred in connection with the Guarantor's guarantee of the notes issued under the Commercial Paper Program pursuant to the Commercial Paper Program Guaranty.

         SECTION 5.03 Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

                  (a) Debt to EBITDA Ratio. Maintain a Debt to EBITDA Ratio, as at the end of each fiscal quarter of the Borrower, of not more than 4.0:1.0.

                  (b) EBITDA to Interest Ratio. Maintain an EBITDA to Interest Ratio, as at the end of each fiscal quarter of the Borrower, of not less than 3.25:1.0.

                                   ARTICLE VI.

                                EVENTS OF DEFAULT

         SECTION 6.01 Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                  (a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance within five Business Days after the same becomes due and payable; or any fees or other amounts payable under this Agreement or any Note are not paid within five Business Days after the same becomes due and payable; or

                  (b) Any representation or warranty made or deemed made by any Loan Party herein or by any Loan Party (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

                  (c) (i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), (e), (h), (i)(iii) or
(i)(v), (k), (l), 5.02, or 5.03; (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(i) (other than clauses (iii) and (v) thereof) if such failure shall remain unremedied for five Business Days after written notice thereof shall have been given to such Loan Party by the Administrative Agent or any Lender; or (iii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to such Loan Party by the Administrative Agent or any Lender; or

                  (d) Article VII is breached by the Guarantor or shall cease to be in full force and effect or the Guarantor shall so state in writing; or

                  (e) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or, in the case of Hedge Agreements net amount of at least $20,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be) (the "Requisite Amount"), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the later of five Business Days and the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any such Debt aggregating the Requisite Amount shall be declared due and payable in accordance with its terms or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt aggregating the Requisite Amount and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt aggregating the Requisite Amount shall be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased in accordance with its terms, or any offer to prepay, redeem, purchase or defease such Debt shall be required to be made in accordance with its terms, in each case prior to the stated maturity thereof where the cause of such prepayment, redemption, purchase or defeasance or offer therefor in the occurrence of an event or condition that is premised on a material adverse deterioration of the financial condition, results of operation or properties of the Borrower or any of its Subsidiaries, provided that with respect to Debt aggregating the Requisite Amount of the types described in clauses (h) or (i) of the definition of "Debt" and to the extent such Debt relates to the obligations of any Person other than the Borrower or any of its Subsidiaries, no Event of Default shall occur so long as the payment of such Debt is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; or any event shall occur or condition shall exist under any agreement or instrument relating to any Debt that is outstanding in a principal or in the case of Hedge Agreements net amount of at least $40,000,000 and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Debt; or

                  (f) Any Loan Party or any of its Subsidiaries shall generally not pay their respective debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Loan Party or its Subsidiaries shall take any corporate action to authorize any of the actions set forth in this subsection (f) under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or

                  (g) Any judgment or order for the payment of money in excess of $30,000,000 shall be rendered against any Loan Party or its Subsidiaries and enforcement proceedings shall have been commenced by any creditor upon such judgment or order for which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this subsection (g) if and for so long as (i)(A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer or insurers covering payment thereof, (B) such insurer shall be rated, or, if more than one insurer, at least 90% of such insurers as measured by the amount of risk insured, shall be rated, at least "A_" by A.M. Best Company or its successor or its successors and (C) such insurer(s) has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order or (ii)(A) the amount of such judgment or order is covered by a valid and binding indemnification agreement between the defendant and an indemnitor, (B) such indemnitor shall have a rating for any class of its non-credit enhanced long-term senior unsecured debt of not lower than BBB+ by S&P or Baa3 by Moody's and (C) such indemnitor has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

                  (h) (i) After the Effective Date, GITI or any entity controlling GITI shall cease for any reason to maintain, directly or indirectly, the Controlling Interest; or (ii) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of GITI or other Person holding the Controlling Interest (or other securities convertible into such Voting Stock) representing more of the combined voting power of all Voting Stock of GITI or such other Person than that owned by Verizon or its Subsidiaries; or
(iii) Verizon or its Subsidiaries shall fail to have the ability to appoint a majority of the Board of Directors of GITI or other Person holding the Controlling Interest or the business and affairs of GITI or such other Person shall not be managed by or under the direction of such Board of Directors; or
(iv) the Borrower shall for any reason cease to own 100% of the Voting Stock of the Guarantor; or

                  (i) Any Loan Party or its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability that would have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of such Loan Party or its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

                  (j) Any material provision of any Loan Document after delivery thereof pursuant to this Agreement shall for any reason (other than pursuant to the terms hereof or thereof) cease to be valid and binding on or enforceable against any party to it (other than the Lender), or any such party shall so state in writing;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall, at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                  ARTICLE VII.

                                    GUARANTY

         SECTION 7.01 Guaranty; Limitation of Liability.

                  (a) In order to induce the Lenders to extend credit to the Borrower hereunder, the Guarantor hereby unconditionally, and irrevocably guarantees, as a primary obligor and not merely as a surety, the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each other Loan Party now or hereafter existing under this Agreement or any Note, whether for principal, interest, fees, expenses or otherwise (such obligations, to the extent not paid by such Loan Party or specifically waived in accordance with Section 9.01, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Lenders in enforcing any rights under this Article VII ("this Guaranty"). Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Loan Party to any Lender under this Agreement or any Note, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Loan Party. All payments by the Guarantor shall be made to the Administrative Agent in accordance with
Section 2.12.

                  (b) The Guarantor and, by its acceptance of this Guaranty, the Administrative Agent and each of the Lenders, hereby confirm that it is the intention of all such parties that this Guaranty not constitute a fraudulent transfer or fraudulent conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal, state or Commonwealth of Puerto Rico law to the extent applicable to this Guaranty. To effectuate the foregoing intention, the Administrative Agent, each other Lender and the Guarantor hereby irrevocably agrees that the obligations of the Guarantor under this Guaranty shall not exceed the greater of
(A) the benefit realized by the Guarantor from the proceeds of the Advances made from time-to-time by the Borrower to the Guarantor and (B) the maximum amount that will, after giving effect to such maximum amount and all other probable contingent and fixed liabilities of the Guarantor that are relevant under applicable law, and after giving effect to any collections from, rights to receive contribution from, or payments made by or on behalf of the Guarantor in respect of the obligations of the Guarantor under this Guaranty, result in the obligations of the Guarantor under this Guaranty not constituting a fraudulent transfer or fraudulent conveyance. For purposes hereof, "Bankruptcy Law" means Title 11, United States Code, or any similar Federal, state or Commonwealth of Puerto Rico law for the relief of debtors.

                  (c) This is a guaranty of payment and not of collection, and is the primary obligation of the Guarantor; and any Lender may, subject to the terms and conditions hereof, enforce this Guaranty against the Guarantor without any prior enforcement of the Guaranteed Obligations against the Borrower and/or without any prior enforcement of any other collateral security held by the Lenders as security for the payment and performance of the Borrower's obligations to the Lenders.

         SECTION 7.02 Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lenders with respect thereto. The obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or the Guarantor or whether the Borrower or the Guarantor is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and, to the maximum extent permitted by law, the Guarantor hereby irrevocably waives, any defenses it may now or hereafter have in any way relating to, any or all of the following:

                  (a) any lack of validity or enforceability of this Agreement or any agreement or instrument relating hereto;

                  (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from this Agreement, any Note or any other Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

                  (c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

                  (d) any change, restructuring or termination of the corporate structure or existence of the Borrower; or

                  (e) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender that might otherwise constitute a defense available to, or a discharge of, the Guarantor, the Borrower or any other guarantor or surety other than payment when due.

         This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or the Guarantor or otherwise, all as though such payment had not been made.

         SECTION 7.03 Waiver.

                  (a) The Guarantor hereby waives the right to require application (excusion de bienes) in respect of the Property of the Borrower, promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender exhaust any right or take any action against the Borrower or any other Person or any collateral. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 7.03 is knowingly made in contemplation of such benefits. The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

                  (b) So far as the Guarantor is concerned, the Lenders, or the Administrative Agent for the benefit of the Lenders, may, at any time and from time-to-time, without the consent of or notice to the Guarantor, and without impairing or releasing any of the obligations of the Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

                           (i) exercise or refrain from exercising any rights against the Borrower or others (including, without limitation, any other guarantor of payment of the Guaranteed Obligations) or otherwise act or refrain from acting, whether under this Agreement or under rights and remedies that the Lenders may now or hereafter have under any collateral given hereunder or henceforth; and when making any demand hereunder against the Guarantor, the Lenders or the Administrative Agent for the benefit of the Lenders, may, but shall be under no obligation to, make a similar demand on any other guarantor of payment of the Guaranteed Obligations, and any failure by the Lenders or the Administrative Agent to make any such demand or to collect any payments from any other guarantor or any release of another guarantor of payment of the Guaranteed Obligations shall not relieve the Guarantor of their obligations and liabilities hereunder, and shall not release, impair or affect the rights and remedies, express or implied, or as a matter of law, of the Lenders against the Guarantor (for the purposes hereof, "demand" shall include the commencement and continuation of any legal proceedings);

                           (ii) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to creditors of the Borrower other than the Lenders;

                           (iii)  apply any sums by whomsoever paid or
         howsoever realized to any liability or liabilities of the Borrower hereunder to the Administrative Agent and/or the Lenders, regardless of what liability or liabilities of the Borrower remain unpaid; and

                           (iv) amend or otherwise modify, consent to or waive any breach of, or any act, omission or Default under, this Agreement and the Notes or any other agreements, instruments or documents referred to therein or executed and delivered pursuant thereto or in connection therewith, and this Guaranty shall apply to the Guaranteed Obligations as set forth in each of such documents as so amended and modified. Any such action taken by the Administrative Agent or the Lenders shall not impair or release any of the obligations of the Guarantor hereunder.

         SECTION 7.04 Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders, the Administrative Agent and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations hereunder (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 9.07.

SECTION 7.05 Subrogation. The Guarantor will not exercise any rights that it may now or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor's obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against the Borrower, the Guarantor or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, the Guarantor or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Termination Date shall have occurred. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Guaranty, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash and (iii) the Termination Date shall have occurred, the Lenders will, at the Guarantor's request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment by the Guarantor.

                                  ARTICLE VIII.

                            THE ADMINISTRATIVE AGENT

         SECTION 8.01 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf, and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

         SECTION 8.02 Administrative Agent's Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower except as specifically set forth in this Agreement; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

         SECTION 8.03 BNS and Affiliates. With respect to its Commitment, the Advances made by it and the Note or Notes issued to it, BNS shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include BNS in its individual capacity. BNS and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries, and any Person who may do business with or own securities of any Loan Party or any of its Subsidiaries, all as if BNS were not the Administrative Agent and without any duty to account therefor to the Lenders.

         SECTION 8.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

         SECTION 8.05 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Term Credit Advances owed each of them (or if no Term Credit Advances are at the time outstanding, ratably according to their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. Without limitation of the without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

         SECTION 8.06 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America, of any State thereof, or of the Commonwealth of Puerto Rico, and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent, upon appointment of such successor Administrative Agent, shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

                                   ARTICLE IX.

                                  MISCELLANEOUS

         SECTION 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes or any other Loan Documents, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following at any time: (a) waive any of the conditions specified in Article III,
(b) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the Advances or the number of Lenders that shall be required for the Lenders or any of them to take any action hereunder,
(c) amend this Section 9.01, (d) subject the Lenders to any additional obligations, (e) reduce the principal of, or interest on, the Notes, or any fees or other amounts payable hereunder, (f) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (g) limit the liability of any party under any Loan Document, or (h) modify the definition of the term "Majority Lenders"; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

         SECTION 9.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered by hand or by courier, if to the Borrower, at:

                  Telecomunicaciones de Puerto Rico, Inc.
                  1515 Roosevelt Avenue
                  12th Floor, Guaynabo
                  Puerto Rico 00968

                  or

                  P.O. Box 360998
                  San Juan, Puerto Rico 00936-0998
                  Attention: W. J. Reagan, Chief Financial Officer Facsimile No: (787) 749-9024

                  with a copy to:

                  Jose Arroyo
                  Vice President and General Counsel
                  Telecomunicaciones de Puerto Rico, Inc.
                  1515 Roosevelt Avenue, 12th Floor
                  Guaynabo, Puerto Rico 00968
                  Facsimile No: (787) 782-9545

                  if to PRTC, at:

                  Puerto Rico Telephone Company, Inc.
                  1515 Roosevelt Avenue, 12th Floor
                  Guaynabo, Puerto Rico 00968

                  or

                  P.O. Box 360998
                  San Juan, Puerto Rico 00936-0998
                  Attention: W. J. Reagan, Chief Financial Officer Facsimile No: (787) 749-9024

                  with a copy to:

                  Jose Arroyo
                  Vice President and General Counsel
                  Telecomunicaciones de Puerto Rico, Inc.
                  1515 Roosevelt Avenue, 12th Floor
                  Guaynabo, Puerto Rico 00968
                  Facsimile No: (787) 782-9545
                  if to the Administrative Agent, at:

                  The Bank of Nova Scotia
                  273 Ponce de Leon Avenue
                  Hato Rey, Puerto Rico

                  or

                  P.O. Box 362230
                  San Juan, Puerto Rico 00936
                  Attention: Roberto E. Cordova
                  Facsimile No: (787) 766-7909

if to any Lender, at its Lending Office specified opposite its name on Schedule I hereto, or, at such other address as shall be designated by such party in a written notice to the other parties, and, as to each other party, at such address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the first class mails or, in the case of international delivery, when deposited with mails or couriers that deliver within two Business Days or telecopied, provided that notices and communications to the Administrative Agent pursuant to Articles II, III or VIII shall not be effective until received by the Administrative Agent. And provided further, that notices and communications to any Person required to be provided hereunder within five Business Days shall only be made by hand or via telecopy or courier. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Note or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

         SECTION 9.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 9.04 Costs and Expenses.

                  (a) The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lenders in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent; provided that such costs and expenses shall not in the aggregate be in excess of $15,000. The Borrower further agrees to pay on demand all costs and expenses of the Lenders, if any, (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for each Lender in connection with the enforcement of rights under this Section 9.04(a).

                  (b) The Borrower agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of their respective Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of their respective Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense (A) is found by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct, (B) arises from disputes among two or more Lenders (but not including any such dispute that involves a Lender to the extent such Lender is acting in any different capacity (i.e., Administrative Agent or Arranger) under the Credit Agreement or the Notes or to the extent that it involves the Administrative Agent's syndication activities) or (C) arises from or relates to a breach by such Indemnified Party of its obligations under this Agreement. The Borrower also agrees not to assert any claim against the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

                  (c) If any payment of principal of, or Conversion of, any LIBOR Rate Advance is made by the Borrower (or pursuant to Section 9.01(b)) to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment, prepayment or Conversion pursuant to this Agreement or acceleration of the maturity of the Notes pursuant to Section 6.01, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

                  (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 9.04, 2.10 (to the extent that Section 2.10 applies to the LIBOR Rate Advances previously made hereunder and the payment of principal, interest and other amounts in respect thereto) and 2.13 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

         SECTION 9.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time-to-time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Loan Party after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

         SECTION 9.06 Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by each Loan Party, the Administrative Agent and each initial Lender, and thereafter shall be binding upon and inure to the benefit of each Loan Party and each Lender, and their respective successors and assigns, except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Majority Lenders.

         SECTION 9.07 Assignment and Participation.

                  (a) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances, the Note or Notes held by it and the remaining Loan Documents); provided, however, that (i) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance (as hereinafter defined) with respect to such assignment) shall in no event be less than $1,000,000 (unless such lesser amount is the entire amount of such assigning Lender's Commitment or outstanding Advances) and shall be an integral multiple of $100,000, (ii) each such assignment shall be to an Eligible Assignee or to an Affiliate of the assignor, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing fee of $2,500.00. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                  (b) By executing and delivering an Assignment and Acceptance, the assignor thereunder and the assignee thereunder will confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty, and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their respective obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee Lender confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee Lender will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and
(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                  (c) Upon its receipt of an Assignment and Acceptance in substantially the form of Exhibit E hereto (the "Assignment and Acceptance") executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been duly completed: (i) accept such Assignment and Acceptance, and (ii) give prompt notice thereof to the Borrower. Within five (5) Business Days after its receipt of such notice, the Borrower, at their own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or new Notes to the order of such Eligible Assignee in an amount equal to the Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note or new Notes to the order of the assigning Lender in an amount equal to the Commitment(s) retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and shall otherwise be in substantially the form of Exhibit A.

                  (d) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such lender shall remain the holder of any such note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except that a Lender may agree with a participant as to the manner in which the Lender shall exercise the Lender's rights to approve any amendment, waiver or consent to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

                  (e) Any Lender may at any time, without the consent of the Administrative Agent or the Borrower, create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, provided, however, that no such assignment shall have the effect of increasing the costs payable by the Borrower.

         SECTION 9.08 Non-disclosure. None of the Administrative Agent, any Lender or any Affiliate thereof shall disclose without the prior consent of the Borrower (other than to the Administrative Agent, the other Lenders or any such Affiliate, their respective directors, employees, auditors, affiliates or counsel, who shall agree to be bound by the terms of this provision) any information with respect to the Loan Parties or any Subsidiary thereof contained in financial statements, projections or reports provided to any Lender or any Affiliate thereof by, or on behalf of, the Loan Parties or any Subsidiary, provided that the Administrative Agent, any Lender or any Affiliate thereof may disclose any such information (a) as has become generally available to the public in a manner, or through actions, which do not violate the terms of this
Section 9.08, (b) to, or as may be required or appropriate in any report, statement or testimony submitted to, any municipal, state or federal regulatory body having or claiming to have jurisdiction over the that Lender or any Affiliate thereof, or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere), or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to the Administrative Agent, any Lender or any Affiliate thereof, and (e) to a prospective assignee and/or participant in the amounts outstanding hereunder or under the Advances, provided, however, that such prospective assignee and/or participant executes an agreement containing provisions substantially identical to those contained in this Section 9.08 and which shall by its terms inure to the benefit of the Borrower and provided, further, that to the extent practicable, each Lender and their respective Affiliates shall use reasonable best efforts to provide prior written notice of such disclosure to the Borrower.

         SECTION 9.09 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the Commonwealth of Puerto Rico.

         SECTION 9.10 Jurisdiction, Etc.

                  (a) Each of the Loan Parties hereby agrees that any suit, action or proceeding with respect to this Agreement or the Notes or any other document executed hereunder to which it is a party or any judgment entered by any court in respect thereof may be brought in the United States District Court for the District of Puerto Rico or in the Court of First Instance of Puerto Rico sitting in San Juan, as the party commencing such suit, action or proceeding may elect in its sole discretion; and each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of such court for the purpose of any such suit, action, proceeding or judgment. Each party hereto further submits, for the purpose of any such suit, action, proceeding or judgment brought or rendered against it, to the appropriate courts of the jurisdiction of its domicile.

                  (b) Each of the Loan Parties hereby irrevocably consents to the service of process in any suit, action or proceeding in such courts by the mailing thereof by the Administrative Agent or any Lender by registered or certified mail, postage prepaid, at its address set forth beneath its signature hereto. Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent or any Lender to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over the Loan Parties in such other jurisdictions, and in such manner, as may be permitted by applicable law.

                  (c) Each of the Loan Parties hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement, the Notes or any document executed hereunder brought in any such court and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         SECTION 9.11 Waiver of Jury Trial. Each of the Borrower, the
Guarantor, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the Notes or the other Loan Documents or the actions of any Lender in the negotiation, administration, performance or enforcement thereof.

         SECTION 9.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                         [NO FURTHER TEXT ON THIS PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Term Credit Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TELECOMUNICACIONES                         PUERTO RICO TELEPHONE
DE PUERTO RICO, INC., as Borrower          COMPANY, INC., as Guarantor

By:  _______________________________       By:  _______________________________
     W. J. Reagan                               W. J. Reagan
     Vice President and Chief                   Vice President and Chief
     Financial Officer                          Financial Officer

THE BANK OF NOVA SCOTIA, as Lender         THE BANK OF NOVA SCOTIA, as
                                           Administrative Agent

By:  _______________________________       By:  _______________________________
     Ivan Mendez                                Ivan Mendez
     Area Manager                               Area Manager

     Commitment                                      Lender
     ----------                                      ------
     $75,000,000                              THE BANK OF NOVA SCOTIA

Total:  $75,000,000
=====